                                                                  EXHIBIT 10.13

                             EMPLOYMENT AGREEMENT

  Agreement made on October 28, 1996 by and between IDT Corporation, a Delaware corporation ("IDT") and Kenneth Scharf ("Scharf"). This Agreement supersedes any previous agreements between IDT and Scharf.

  Scharf is employed by IDT as the Chief Information Officer. Scharf's first day of employment was September 1, 1996. Scharf reports directly to Howard Balter and Howard Jonas. Scharf shall be compensated as follows:

1.Signing Bonus
Upon October 29, 1996, Scharf shall receive an option grant to purchase 15,000 shares of IDT stock at $.01 per share, and an additional option grant to purchase 5,000 shares of IDT stock at $12.00 per share. Both grants, the 15,000 shares and the 5,000 shares, shall become vested with respect to an incremental twenty-five (25%) of the shares on these dates: December 1, 1996 (25%), March 1, 1997 (25%), June 1, 1997 (25%), and September 1, 1997 (25%).
If at any time when Scharf exercises any portion of the 15,000 options granted at $.01, and the selling price is below $10 per share, IDT will pay Scharf a bonus equal to the number of shares sold multiplied by the amount below $10 per share of the selling price, less all applicable taxes.

2.Annualized Salary
Scharf shall receive an annualized salary of $200,000 consisting of two components.

  The first component, $150,000 of the $200,000, will be paid to Scharf in a bi-weekly gross check of $5,769.23.

  The second component, $50,000 of the $200,000, will be paid to Scharf on a quarterly basis in either one of two manners. Scharf must specify each quarter which manner he wishes to receive this component of compensation. Within two weeks after November 1, 1997 and each ninety (90) day anniversary thereafter, Scharf must notify Jonathan Rand as to which manner of compensation Scharf wishes to receive for each respective quarter. The two payment manners are as follows:

  a. Cash Basis--Scharf will receive a payment of a $12,500 pre-tax check per quarter.
  b. Stock Options--Scharf will receive 3,000 IDT stock options with an immediate vesting period and exercise date. The exercise price will be equal IDT's lowest closing price on the NASDAQ anytime within the quarter previous to each two week period in which Scharf must notify Rand to select this payment method.

3.Executive Benefits
The above compensation plan includes paid medical coverage for Scharf. Other benefits are available to Scharf by his voluntary contributions. In the event an Executive Benefits package becomes available to IDT executives, Scharf will be included in the executive group. All benefits covered by this paragraph do not refer to any form of cash compensation such as salary, bonus, or stock. With regard to cash compensation, Scharf's agreement will be independent from any other IDT employee's compensation package.

4.Termination
In the event IDT terminates Scharf, Scharf will receive six months severance once Scharf signs a severance release. The six months of severance pay will be at the annualized rate of $200,000, and will not allow Scharf the choice of compensation components as described above.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date written above.

IDT, CORP.
By:

    -----------------------------             ---------------------------------
    Stephen Brown                             Kenneth Scharf
    Chief Financial Officer